Exhibit 16.1

(Firm Letterhead)

July 26, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Sonic Solutions and, under the date of June 29, 2005, we reported on the consolidated financial statements of Sonic Solutions as of and for the years ended March 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2005, and the effectiveness of internal control over financial reporting as of March 31, 2005. On July 21, 2005, our appointment as principal accountants was terminated. We have read Sonic Solutions’ statements included under Item 4.01 of its Form 8-K dated July 26, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Sonic Solutions’ statements that the Audit Committee of Sonic Solutions (“the Company”) approved the engagement of the accounting firm of BDO Seidman, LLP (“BDO Seidman”), that the Company management reported to the Audit Committee the identification of the material weaknesses identifed in its assessment, or any of the statements made in the last paragraph under Item 4.01.

Very truly yours,

/s/ KPMG LLP